EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the Amended and Restated 2015 Stock Incentive Plan of American Financial Group, Inc., of our report dated February 23, 2024, with respect to the consolidated financial statements and schedules of American Financial Group, Inc. and the effectiveness of internal control over the financial reporting of American Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
August 8, 2024